Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of August 2012, by and between FluoroPharma Medical, Inc., a Delaware corporation with offices at 8 Hillside Avenue, Suite 207, Montclair, NJ 07042 (the “Company”), and Tamara Rhein, an individual residing at __________ (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.

Employment and Duties.  The Company agrees to employ and Executive agrees to serve as the Company's Chief Financial Officer on a part-time basis. Executive shall devote such time as is required in the diligent and faithful performance of the duties and responsibilities duly assigned to her pursuant to this Agreement.  Executive shall perform such other duties as may be consistent with Executive’s position. Executive shall, in all material respects, abide by all material and written Company rules, policies, and practices as adopted or modified, from time to time, in Company’s sole discretion; and Executive shall attempt to use his best efforts in the performance of his duties hereunder.

2.

Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of her or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement.  “Employment Period” shall mean the initial one year term plus renewals, if any.

3.

Place of Employment.  Executive's services shall be performed at the Company's offices located in Montclair, NJ and any other location where the Company now or hereafter has a business facility within 50 miles of the Montclair, NJ office. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of her duties hereunder.

4.

Base Salary.  For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the "Base Salary") at an annual rate of $100,000. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

The Compensation Committee of the Board (or by the independent members of the Board, if there is no such committee) (the “Compensation Committee”) shall review the Executive’s Base Salary annually after the conclusion of the initial one year term and shall make a recommendation to the Board as to whether such Base Salary should be increased but not decreased, which decision shall be within the Board’s sole discretion.

5.

Bonuses.  (a)

During the Employment Period, the Executive shall be entitled to an annual bonus (the “Annual Bonus”), in an amount determined by the Compensation Committee or the Board based upon such criteria as it shall determine.

(b)

The Annual Bonus, and any and all stock based compensation (such as options and equity awards)(collectively, the “Clawback Benefits”) shall be subject to “Company Clawback Rights” as follows: During the period that the Executive is employed by the Company and  upon the termination of the Executive’s employment and for a period of two (2) years thereafter, if there is an  announcement of the restatement of any previously announced financial results from which any Annual Bonus, option, equity or vesting condition to Executive shall have been determined, Executive agrees to repay any excess portion of the Annual Bonus amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid based on the restatement of the Company’s financial information.  All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the board of directors to  take into account the restated results, and any excess portion  of  the Clawback Benefits  resulting from such restated results shall be immediately surrendered to the Company  and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the board of directors following a  publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the board of directors.  All determinations by the board of directors with respect to the Clawback Rights shall be final and binding on the Company and Executive and the board of directors shall have the right to determine the amount of any clawback requirement.  The Clawback Rights shall terminate following a Change of Control. For purposes of this Section 5, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean (i) a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or  requirements which were not in effect on the date the financial statements were originally prepared; (ii) any breach of any Agreement by Executive relating to confidentiality, non-competition, non-raid of employees, or non-solicitation of vendors or customers; and (iii) any material breach of Company policy or procedures which causes harm to the Company, as determined by the Board.

6.

Expenses.  Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of her duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

7.

Other Benefits.  During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or full-time salaried executive employees.

8.

Vacation.  During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, fifteen (15) paid vacation days per year.  Vacation shall be taken at such times as are mutually convenient to the Executive and the Company and no more than ten (10) consecutive days shall be taken at any one time without Company approval in advance.  The Executive shall not be entitled to carry over any accrued, unused vacation days from year to year.

9.

Equity Awards.  The Executive shall be eligible for such grants of awards under the Company’s 2011 Equity Incentive Plan as the Compensation Committee may from time to time determine.  If the Company shall sell all or substantially all of its assets, or if it shall consolidate or merge with or into any other enterprise, or if at any time there shall be a capital reorganization of the Company, in each case such that the holders of more than 50% of the equity of the Company before such transaction shall not be the holders, directly or indirectly, of more than 50% of the equity of the Company after such transaction, then, on the date of the occurrence of such transaction, all of such grants pursuant to the 2011 Equity Incentive Plan which are then not vested shall become vested.

10.

Termination of Employment.

(a)

Either the Executive or the Company is free to terminate the Executive’s employment with the Company at any time for cause, or without cause if the Executive or the Company shall so elect.  “Cause" shall mean: (i) the indictment of, or the bringing of formal charges against the Executive on charges involving criminal fraud or embezzlement; (ii) the Executive’s conviction for a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Executive, which act or acts constitute a felony; (iii) the Executive’s having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company, including with respect to any valid contract to which the Company is a party; or (iv) the Executive’s having committed acts or omissions constituting a breach of her duty of loyalty to the Company or any material act of dishonesty or fraud with respect to the Company.

(b)

Severance.  If the event that the Executive is terminated by the Company without Cause, the Company shall pay or provide to the Executive (i) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (ii) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to her last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of six months following the termination of employment; (iii) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date; and (iv) the Base Salary, as in effect immediately prior to the Executive’s termination hereunder, for a period of six months following the termination of employment (collectively “Severance”). All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(c)

Disability.  In the event that, during the term of this Agreement the Executive shall be prevented from performing her duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or her heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or her heirs, administrators or executors Severance as defined in subsection (b) of this Section 10. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of her duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

11.

Confidential Information.

(a)

Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by her in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of her employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.

(b)

The Executive affirms that she does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

(c)

In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

12.

Non-Competition and Non-Solicitation.

(a)

The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b)

The Executive hereby agrees and covenants that she shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory:

(1)

Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company;

(2)

Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(3)

Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)

Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

With respect to the activities described in Paragraphs (2), (3) and (4) above, the restrictions of this Section 12(b) shall continue beyond the Employment Period until one year following the termination of this Agreement or of the Executive’s employment with the Company, whichever occurs later.  Furthermore, if the Executive’s employment is terminated by either the Company or the Executive with or without cause, then the restrictions of this Section 12(b) shall continue with respect to the activities described in Paragraph (1), above, beyond the Employment Period until one year following the termination of this Agreement or of the Executive’s employment with the Company, whichever occurs later.

13.

Section 409A.

If, when the Employee's employment with the Company terminates, the Employee is a "specified employee" as defined in Section 409A(a)(1)(B)(i) of the Internal Revenue Code, and if any payments under this Employment Agreement, including payments under Section 4, will result in additional tax or interest to the Employee under Section 409A(a)(1)(B) ("Section 409A Penalties"), then despite any provision of this Employment Agreement to the contrary, the Employee will not be entitled to payments until the earliest of (a) the date that is at least six months after termination of the Employee's employment for reasons other than the Employee's death, (b) the date of the Employee's death, or (c) any earlier date that does not result in Section 409A Penalties to the Employee.  As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Employee in a lump sum.  Additionally, if any provision of this Employment Agreement would subject the Employee to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A of the Internal Revenue Code during any period in which an arrangement is permitted to comply operationally with Section 409A of the Internal Revenue Code and before a formal amendment to this Employment Agreement is required.  For purposes of this Agreement, any reference to the Employee's termination of employment will mean that the Employee has incurred a "separation from service" under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance there under.

14.

Miscellaneous.

(a)

The Executive acknowledges that the services to be rendered by her under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 11 or Section 12 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by her of Section 11 or Section 12 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)

Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)

This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)

This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)

The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County of Essex and State of New Jersey.

(h)

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)

The Executive represents and warrants to the Company, that she has the full  power and authority to enter into this Agreement and to perform her obligations hereunder and that the execution and delivery of this Agreement and the performance of her obligations hereunder will not conflict with any agreement to which Executive is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

Executive /s/ Tamara Rhein Tamara Rhein
FluoroPharma Medical, Inc. By: /s/ Johan M. Spoor Name: Johan M. (Thijs) Spoor Title: Chief Executive Officer